EXHIBIT 2.1(a)

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                               MERGER AGREEMENT

                           DATED AS OF JUNE 29, 1998

                                 BY AND AMONG

                     INNOVATIVE VALVE TECHNOLOGIES, INC.,

                           PLANT ACQUISITION, INC.,

                                      AND

                            PLANT MAINTENANCE, INC.


                                      AND

                         THE STOCKHOLDERS NAMED HEREIN

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                               MERGER AGREEMENT

      THIS MERGER AGREEMENT (the "Agreement") is entered into as of the 29th day of June, 1998, by and among INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation ("Invatec"), PLANT ACQUISITION, INC, a Delaware corporation ("Invatec Sub"),WILLIAM D. DENSON, an individual whose address is 4205 Eaglecrest Drive, Muskogee, Oklahoma 74401 ("Mr. Denson"), DARRELL G. SALLEE, an individual whose address is 29739 East 155th Place South, Coweta Oklahoma 74429 ("Mr. Sallee"), JOHN P. JORDEN, JR., an individual whose address is 20503 Forest Road, Damon, Texas 77430 ("Mr. Jorden") (Mr. Denson, Mr. Sallee and Mr. Jorden being sometimes hereinafter referred to collectively as the "Stockholders" and individually as a "Stockholder"), and PLANT MAINTENANCE, INC., an Oklahoma corporation whose address is 1200 N. 43rd St. East, Muskogee, Oklahoma 74403 (the "Company") (the "Company"). Invatec, Invatec Sub, the Stockholders and the Company are sometimes hereinafter referred to collectively as the "Parties" or individually as a "Party."

                            PRELIMINARY STATEMENT

      WHEREAS, Mr. Denson is the legal and beneficial owner and holder of One Hundred Sixty-Eight (168) shares of Common Stock of the Company, Mr. Sallee is the legal and beneficial owner and holder of One Hundred Sixty-Eight (168) shares of Common Stock of the Company, and Mr. Jorden is the legal and beneficial owner and holder of Sixty-Four (64) shares of Common Stock of the Company, which constitutes all of the issued and outstanding Company Capital Stock; and

      WHEREAS, the Parties have determined that it is in their best interests to effect a merger pursuant to which the Company will merge with and into Invatec Sub on the terms and conditions set forth herein (such merger being the "Acquisition");

            NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations, warranties and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

            PARAGRAPH 1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below in this PARAGRAPH 1. Capitalized terms used in this Agreement and not defined below in this PARAGRAPH 1 have the meanings assigned to them in the preamble of this Agreement, the Preliminary Statement or ARTICLE IX of the Uniform Provisions, as the case may be.

            "ACCOUNTING FIRM" means KPMG Peat Marwick, in Houston, Texas.

            "ACQUIRED BUSINESS" means the business conducted by the Company and the Company Subsidiaries. For purposes of ARTICLE VIII of the Uniform Provisions, the term "Acquired Business" shall include any business conducted by the Company or any Company Subsidiary during the twelve (12) months preceding the Effective Time.

            "ACQUISITION CONSIDERATION" has the meaning specified in SUBPARAGRAPH 2(A)(IV).

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            "AGREED CLOSING VALUE OF INVATEC STOCK" means Nine and 35/100
      Dollars ($9.35), calculated as the sum of the Current Market Price as of the Closing Date plus two dollars ($2.00).

            "CEILING AMOUNT" means Five Million one Hundred Seventy-Six Thousand Five Hundred Thirty and No/100 Dollars ($5,176,530.00).

            "CLOSING" has the meaning specified in PARAGRAPH 3.

            "CLOSING DATE" means June 30, 1998, or such other date as to which Invatec and the Stockholders may agree.

            "COMPANY" has the meaning specified in the preamble of this Agreement.

            "COMPANY CAPITAL STOCK" means the Common Stock, $100 par value per share, of the Company.

            "COUNSEL FOR THE COMPANY AND THE STOCKHOLDERS" means Lewis, Rice & Fingersh, L.C. of St. Louis, Missouri.

            "COUNSEL FOR INVATEC" means Boyer, Ewing & Harris Incorporated of Houston, Texas.

            "CURRENT BALANCE SHEET" means the combined balance sheet of the Company and the Company Subsidiaries as of the Current Balance Sheet Date.

            "CURRENT BALANCE SHEET DATE" means March 31, 1998.

            "CURRENT MARKET PRICE" means the average closing price per share of Invatec Common Stock (as reported by the principal securities exchange or trading market, as the case may be, on which the Invatec Common Stock is then traded) during the five consecutive trading days immediately preceding the date as of which the "Current Market Price" is to be determined.

            "DISCLOSURE STATEMENT" means the written statement executed by the Company and the Stockholders and delivered to Invatec prior to the execution and delivery of this Agreement by Invatec in which either (a) exceptions are taken to any of certain of the representations and warranties made by the Company or the Stockholders herein or (b) it is confirmed that no exception is taken to that representation and warranty.

            "EFFECTIVE TIME" means the Effective Time of the Merger, as such term is defined in SUBPARAGRAPH 2(A)(II).

            "EMPLOYMENT AGREEMENTS" means the Employment Agreements to be entered into as of the Effective Time between (a) Invatec and Mr. Denson, and (b) Invatec and Mr. Sallee, and (c) Invatec and Mr. Jorden, each in form and content acceptable to the Parties.

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            "INDEBTEDNESS" means all items, except for items of capital stock, surplus, general contingency, or deferred tax liabilities, which in accordance with GAAP would be included on the liability side of the combined balance sheet of the Company and the Company Subsidiaries at such time, other than accounts payable incurred in the Ordinary Course of Business and other expenses and trade payables incurred in the Ordinary Course of Business. The Indebtedness of the Company and the Company Subsidiaries at the Current Balance Sheet Date (exclusive of any consideration of the factored accounts receivable) is $912,134.97, as provided in SCHEDULE I hereto.

            "INITIAL FINANCIAL STATEMENTS" means the combined balance sheets of the Company and the Company Subsidiaries as of March 31, 1998, 1997 and 1996, and the related combined statements of operations and retained earnings for each of the Company's fiscal years in the three-year period ended March 31, 1998, and the one-year periods ended March 31, 1998 and March 31, 1997, are attached hereto as EXHIBIT A.

            "INVATEC SUB" has the meaning set forth in the preamble of this Agreement.

            "MERGER" means a transaction as a result of which the Acquisition is effected and in which the Company is merged with and into Invatec Sub.

            "ORDINARY COURSE OF BUSINESS" means the ordinary course of the business of the Company and the Company Subsidiaries, consistent with past customs and practice (including with respect to quantity and frequency).

            "PRO RATA SHARE" of a Stockholder means: Forty-Two percent (42%) in the case of Mr. Denson, Forty-Two percent (42%) in the case of Mr. Sallee, and Sixteen percent (16%) in the case of Mr. Jorden.

            "SUBSEQUENT MEASUREMENT DATE" means the one-year anniversary of the Effective Time.

            "SURVIVING COMPANY" means Invatec Sub, which is to be designated in the Certificates of Merger as the Surviving Company.

            "THRESHOLD AMOUNT" means One Hundred Fifteen Thousand Thirty-Four Dollars ($115,034).

            "UNIFORM PROVISIONS" means the Uniform Provisions for Stock Acquisitions By Subsidiary Merger attached hereto as ANNEX 1.

            "WORKING CAPITAL" means the current assets minus the current liabilities of the Company determined in accordance with GAAP (calculated as provided in SCHEDULE II attached hereto). Current liabilities shall expressly EXCLUDE current maturities of long-term Indebtedness, and the current portion of obligations under capital leases. The Working Capital at the Current Balance Sheet Date is Eighty-One Thousand Seven Hundred Forty-Four and No/100 ($81,744.00) determined as provided in SCHEDULE II attached hereto.

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            PARAGRAPH 2. THE ACQUISITION. (A) THE MERGER. (i) CERTIFICATES OF
MERGER. Subject to the terms and conditions hereof, the Company will cause the Certificates of Merger to be duly executed and delivered on the Closing Date and filed on or promptly after the Closing Date with the Secretary of State of Oklahoma and the Secretary of State of Delaware.

            (ii) THE EFFECTIVE TIME. The "Effective Time" will be upon (a) the filing of the Certificate of Merger with the Secretary of State of Oklahoma, and issuance by the Secretary of State of Oklahoma of a Certificate of Merger with respect thereto, and (b) the filing of the Certificate of Merger with the Secretary of State of Delaware, and issuance by the Secretary of State of Delaware of a Certificate of Merger with respect thereto, and in any event, on or as promptly as practicable after the Closing Date.

            (iii) CERTAIN EFFECTS OF THE MERGER. At and as of the Effective Time
(1) the Company will be merged with and into Invatec Sub in accordance with the provisions of the General Corporation Law of the State of Delaware, (2) the Company will cease to exist as a separate legal entity, (3) Invatec Sub will be the Surviving Company and, as such, will, all with the effect provided by the General Corporation Law of the State of Delaware (a) possess all the properties and rights, and be subject to all the restrictions, duties and obligations, of the Company and Invatec Sub and (b) be governed by the laws of the State of Delaware, (4) the Charter Documents of Invatec Sub then in effect will become and thereafter remain (until changed in accordance with (a) applicable law (in the case of the Certificate of Incorporation) or (b) their terms (in the case of the Bylaws)) the Charter Documents of the Surviving Company, except that the Certificate of Incorporation shall be amended to change the name of the Surviving Company to "Plant Maintenance, Inc." (5) the initial member of the Board of Directors of the Surviving Company will be William E. Haynes, and he will hold the office of director of the Surviving Company, subject to the provisions of the applicable laws of the State of Oklahoma and the Charter Documents of the Surviving Company, and (6) the initial officers of the Surviving Company will be as set forth below, and each of those persons will serve in each office specified for that person below, subject to the provisions of the Charter Documents of the Surviving Company, until that person's successor is duly elected to, and, if necessary, qualified for, that office:


                    OFFICE:                               NAME:

Chairman of the Board & Chief Executive Officer. William E. Haynes
President....................................... William D. Denson
Chief Financial Officer, Senior Vice President,
Treasurer and Secretary......................... Charles F. Schugart
Vice President & Assistant Secretary............ Douglas R. Harrington, Jr.
Vice President & Assistant Secretary............ Frank L. Lombard
Vice President & Assistant Secretary............ John L. King
Vice President ................................. Darrell G. Sallee
Vice President ................................. John P. Jorden, Jr.

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            (iv) EFFECT OF THE MERGER ON COMPANY CAPITAL STOCK. As of the
Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

            (1) the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, subject to the provisions of PARAGRAPH 5 and PARAGRAPH 6, on surrender of the certificates evidencing those shares, shares of Invatec Common Stock in an aggregate amount equal to (a) Five Million Seven Hundred Fifty-One Thousand Seven Hundred and No/100 Dollars ($5,751,700.00) minus (i) Nine Hundred Twelve Thousand One Hundred Thirty-Four and 97/100 Dollars ($912,134.97) (which is an estimate of the Company's Indebtedness as of the Closing Date), and also minus (ii) One Hundred Sixty-Two Thousand Six Hundred Fifty-One and 78/100 Dollars ($162,651.78) (which amount is one-half (1/2) of the amount of factored receivables, calculated as of the close of business on Friday June 26, 1998, in the manner described in SCHEDULE III) divided by (b) the Agreed Closing Value of Invatec Stock (the "Acquisition Consideration"); whereupon all such shares of Company Capital Stock shall cease to be outstanding and to exist, and shall be canceled and retired;

            (2) each share of Company Capital Stock held in the treasury of the Company shall cease to be outstanding and to exist and shall be canceled and retired; and

            (3) each share of capital stock of Invatec Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Company and the common stock of the Surviving Company issued on that conversion will constitute all the issued and capital stock of the Surviving Company.

Each holder of a certificate representing shares of Company Capital Stock immediately prior to the Effective Time (which Stockholders hereby covenant and agree shall only be the Stockholders) will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, subject to the provisions of PARAGRAPH 5 and PARAGRAPH 6, such holder's pro rata share of the Acquisition Consideration.

Invatec will cause its transfer agent to deliver to each Stockholder the certificate evidencing such Stockholder's shares of Invatec Common Stock as promptly as practicable after Closing; however, such Stockholder shall be treated for all purposes as having been the record holder of such shares as of the Effective Time.

            (v) DELIVERY, EXCHANGE AND PAYMENT. On the Closing Date, the Stockholders, as the holders of the certificates representing all of the outstanding shares of Company Capital Stock, will receive, on surrender of those certificates (duly endorsed in blank, or accompanied by stock powers in blank duly executed by Stockholders, and with all necessary transfer tax and other revenue stamps, acquired at Stockholders' expense, affixed and canceled) to Invatec, free and clear of any restrictions or conditions to transfer or assignment, rights of first refusal, mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, restrictions, options or agreements, subject to the provisions of PARAGRAPH 5 and PARAGRAPH 6, the Acquisition Consideration. Until any certificate representing Company Capital Stock has been surrendered and replaced pursuant to this SUBPARAGRAPH 2(A)(V), that certificate will, for all purposes, be deemed to evidence only the

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right to receive the pro rata share of the Acquisition Consideration evidenced thereby. Each Stockholder shall cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing Company Capital Stock surrendered by such Stockholder.

      (B) INCOME AND OTHER TAXES; TRANSACTION EXPENSES. Stockholders shall pay all income, documentary, transfer, stamp, revenue or other taxes arising out of the transfer, surrender or cancellation of the Company Capital Stock or receipt of payments therefor, or any consideration delivered in connection therewith. Neither Invatec, the Surviving Company, the Company nor any Company Subsidiary shall be responsible for any business, occupation, income, withholding or similar tax, or any taxes of any kind, of any Stockholder, including without limitation any income taxes assessed against any Stockholder which result from the failure of the Acquisition to qualify as a tax-free reorganization. Invatec, on the one hand, and the Stockholders, on the other hand, will each pay their respective legal, accounting, tax, broker's or other advisors' expenses incurred in pursuing and consummating the Acquisition. Invatec shall pay all income taxes assessed against the Company or the Surviving Company which result from the failure of the Acquisition to qualify as a tax-free reorganization.

      (C) COMPANY DEBT LIMITATION; STOCKHOLDER DEBT. The Stockholders shall cause the total Indebtedness of the Company and the Company Subsidiaries to be, immediately prior to Closing, equal to or less than Nine Hundred Twelve Thousand One Hundred Thirty-Four and 97/100 Dollars ($912,134.97), (exclusive of any consideration of the factored accounts receivable) after giving effect to (i) the repayment by the Company and/or the Company Subsidiaries of the net Indebtedness owed to the Stockholders, and (ii) the release of the Company for all liabilities and obligations relating to any non-core assets of the Company or any Company Subsidiary Distributed to the Stockholders, or any of them, prior to the Closing Date, as contemplated in SUBPARAGRAPH 2(D) below but exclusive of any prepayment penalties resulting from or arising out of the prepayment of the Company's Indebtedness in connection with or as a result of the Acquisition, all of which shall be paid by Stockholders. Except for salary accrued in the Ordinary Course of Business, on the Closing Date there will not be any Indebtedness owed by the Company or any Company Subsidiary to any Stockholder or any affiliate of any Stockholder, and each Stockholder and each affiliate of each Stockholder shall repay to the Company or the appropriate Company Subsidiary at Closing the Indebtedness owed by such Stockholder or such affiliate, as applicable, to the Company or such Company Subsidiary. On the date of execution hereof, the only Indebtedness of the Company or any Company Subsidiary to any Stockholder or any affiliate of any Stockholder is Seventeen Thousand Five Hundred Dollars ($17,500.00) owed to the wife of Mr. Denson, which shall be paid in full at Closing.

      (D) TRANSFER OF REAL ESTATE AFTER TO CLOSING. The Parties hereby acknowledge and agree that the Company will transfer to the Stockholders, and the Stockholders will purchase, after Closing, that certain unimproved real estate owned by the Company in Muskogee, Oklahoma, provided that such distribution does not adversely impact the intended tax treatment of the Acquisition. The purchase price of the real estate shall be the transaction costs related to the transfer. Such transfer shall be on an "as-is, where-is" basis, with all faults, and without representation or warranty express or implied, except that the Company shall warrant that it has not taken any action which adversely impacts title to the real estate after the Closing Date. Stockholders hereby

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acknowledge and agree that the distribution of real estate may be a taxable event for the Stockholders.

      (E) FORWARD SUBSIDIARY MERGER TAX REPRESENTATIONS. The Company and the Stockholders hereby represent and warrant the following to be true and correct as of the Effective Time:

            (i) The fair market value of the Invatec Common Stock and other consideration received by the Stockholders will be approximately equal to the fair market value of the Company Capital Stock surrendered in the Acquisition.

            (ii) There is no plan or intention of any Stockholder to have Invatec redeem, or have a party related to Invatec acquire, shares of Invatec Common Stock received in the Acquisition which would reduce the Stockholder's ownership of a number of shares of Invatec Common Stock received in the Acquisition to a number of shares having a value, as of the date of the Acquisition, of less than 50% of the sum of (i) the value at the Effective Time of all the Company Capital Stock held immediately prior to the Acquisition by the Stockholders and (ii) the value at the Effective Time of any other instruments (such as debt of the Company which is guaranteed by the Stockholder) which are classified for federal income tax purposes as stock of the Company (collectively, "Shares") and which are held immediately prior to the Acquisition by the Stockholder. For purposes of this representation, shares of Company Capital Stock outstanding immediately prior to the Acquisition include shares redeemed prior to the Acquisition by reason of this Agreement or otherwise as part of the Acquisition, and the value of all shares of Company Capital Stock outstanding immediately prior to the Acquisition shall be determined with regard to any extraordinary distributions (i.e., distributions with respect to shares of Company Capital Stock other than regular, normal dividends) by the Company by reason of this Agreement or otherwise as part of the Acquisition. For purposes of this representation, a party is related to Invatec if such party and Invatec would be treated as related parties within the meaning of Treasury Regulations Section 1.368-1(e)(3).

            (iii) Invatec Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Acquisition. For purposes of this representation, amounts paid by the Company to dissenters, amounts paid by the Company to Stockholders who receive cash or other property, amounts used by the Company to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends, if any) made by the Company immediately preceding the Acquisition, will be included as assets of the Company held immediately prior to the Acquisition.

            (iv) The liabilities of the Company assumed by Invatec Sub and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the Ordinary Course of Business.

            (v) The Company and the Stockholders will pay their respective expenses, if any, incurred in connection with the Acquisition.

            (vi) There is no intercorporate indebtedness existing between Invatec and the Company or between Invatec Sub and the Company that was issued, acquired or will be settled at a discount.

            (vii) The Company is not an investment company. For purposes of this representation, an investment company means a regulated investment company (as defined in the Code), a real estate investment trust (as defined in the Code), or a corporation, 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment within the meaning of
      Section 368(a)(2)(F)(iii) of the Code.

            (viii)The Company is not under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

            (ix) At the Effective Time, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

            (x) None of the compensation received by any stockholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of Company Capital Stock. None of the shares of Invatec Common Stock to be received by any stockholder-employee will be separate consideration for, or allocable to, any employment agreements, and the compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

            PARAGRAPH 3. THE CLOSING. (A) TIME AND PLACE. On or before the Closing Date, the Parties will take all actions necessary to effect the Acquisition (all those actions collectively being the "Closing"). The Closing will take place at the offices of Counsel for Invatec at 10:00 a.m., local time, or at such later time on the Closing Date as Invatec shall specify by written notice to Stockholders.

      (B) STOCKHOLDERS' DELIVERIES. At or before the Closing, Stockholders shall deliver or cause to be delivered to Invatec the following, all of which shall be duly executed by all of the parties thereto, other than Invatec, Invatec Sub and Invatec's third party lender, and shall be in form and content acceptable to the
Parties:

            (i) All of the stock certificates evidencing the Company Capital Stock, with all necessary transfer tax and other revenue stamps acquired and attached at the expense of the holder of such certificate, together with irrevocable stock powers in form and content acceptable to Invatec, duly authorized and executed by the record holder of each such stock certificate;

            (ii) An Affiliate Letter from each Stockholder, duly executed by such Stockholder with respect to such Stockholder's acquisition of Invatec Common Stock as part of the Acquisition Consideration;

            (iii) The Certificate of Merger to be filed in Oklahoma;

            (iv) The Certificate of Merger to be filed in Delaware;

            (v)   The Employment Agreements;

            (vi) A Bill of Sale from the Stockholders to the Company transferring a milling machine acquired from Fenix Equipment;

            (vii) A Release and Covenant Not to Sue executed by Jerry W.
      Collins;

            (viii)A Release and Covenant Not to Sue executed by Donald Higgins;

            (ix) Resignations of all directors and officers of the Company and the Company Subsidiaries, effective as of the Effective Time;

            (x) All original promissory notes or other debt instruments executed by the Company or any Company Subsidiary to any Stockholder or to any affiliate of any Stockholder, marked "Paid in Full;"

            (xi) Payment of any outstanding amounts owed by any Stockholder to the Company or any Company Subsidiary, as expressly set forth in PARAGRAPH 2(C) hereof;

            (xii) An opinion of counsel issued by Counsel for the Company and the Stockholders;

            (xiii)No Withholding Certificates duly executed by the Stockholders;

            (xiv) Certificates of the Secretary or Assistant Secretary of the Company and each Company Subsidiary, certifying as to copies of the Articles of Incorporation and Bylaws of the Company, and in the case of the Certificate for the Company, the resolutions of the Board of Directors of the Company and the Stockholders, in form and content reasonably acceptable to Invatec, authorizing the transactions contemplated herein;

            (xv) A Termination Agreement terminating any existing shareholder, voting or similar agreement among the Stockholders and the Company, or any of them, relating to the Company Capital Stock, and waiving the rights of the parties thereunder;

            (xvi) Termination Agreement terminating the existing Disability Insurance Agreement among the Company and the Stockholders, and waiving the rights of the parties thereunder;

            (xvii)All governmental, lender or other third party approvals to be delivered by Stockholders as a condition to closing pursuant to ARTICLE V of the Uniform Provisions, in form and content reasonably acceptable to Invatec; and

            (xviii) All other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby, including such certificates as are necessary from third parties to establish the truth and accuracy of Invatec's representations and warranties set forth herein.

      (C) INVATEC'S OBLIGATIONS. At the Closing, Invatec will deliver or cause to be delivered to the Stockholders the following, all of which shall be duly executed by Invatec and Invatec Sub, and shall be in form and content acceptable to the Parties:

            (i) The shares of Invatec Common Stock to be delivered hereunder as a portion of the Acquisition Consideration (provided that the certificates evidencing such shares shall be delivered as promptly as practicable after Closing);

            (ii) The Certificate of Merger to be filed in Oklahoma;

            (iii) The Certificate of Merger to be filed in Delaware;

            (iv)  The Employment Agreements;

            (v) Certificate of the Secretary or Assistant Secretary of Invatec certifying as to copies of the Certificate of Incorporation and Bylaws of Invatec attached thereto, and the resolutions of the members of the Executive Committee of the Board of Directors of Invatec, in form and content reasonably acceptable to Counsel for the Company and the Stockholders, authorizing the transactions contemplated herein;

            (vi) Certificate of the Secretary or Assistant Secretary of Invatec Sub certifying as to copies of the Certificate of Incorporation and Bylaws of Invatec Sub attached thereto, and the resolutions of the sole director and sole shareholder of Invatec Sub, in form and content reasonably acceptable to Counsel for the Company and the Stockholders, authorizing the transactions contemplated herein; and

            (vii) All other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby, including such certificates as are necessary from third parties to establish the truth and accuracy of Invatec's representations and warranties set forth herein.

      (D) PROPRIETARY RIGHTS OF THE STOCKHOLDERS. In SECTION 2.21 OF THE DISCLOSURE STATEMENT, the Company and the Stockholders have disclosed the existence of certain proprietary rights developed by the Stockholders (the "Proprietary Rights"). The Stockholders hereby represent and warrant that the Proprietary Rights and the ownership thereof do not materially impact the Acquired Business, and that the technology and equipment relating to the Proprietary Rights have not been used to any material degree to date in the Acquired Business. Further, the Stockholders hereby grant to the Company, the Company Subsidiaries and the Surviving Company a perpetual non-exclusive right and license to use the Proprietary Rights and the technology remanufacture and use all equipment relating to the Proprietary Rights, and to otherwise take full advantage of the Proprietary Rights and all further developments thereof as fully as if the Company, the Company Subsidiaries and the Surviving Company were the owners thereof, EXCEPT that the Company, the Company Subsidiaries and the Surviving Company may not license or sublicense any rights arising hereunder to any third party which is not a wholly-owned subsidiary of Invatec. Stockholders shall deliver to the Surviving Company all of the technology and related know-how which are reasonably required by or useful to the Surviving Company and its affiliates in the use or exploitation of the Proprietary Rights. The Parties hereby acknowledge and agree that the rights granted hereby include the non-exclusive right to exploit all information, including secret processes, secret formulae, or other secret information (including trade secrets), relating to the Proprietary Rights. Each Stockholder hereby acknowledges the restrictions on the Stockholders under their respective Employment Agreements and this Agreement, and each hereby covenants and agrees that in addition to the provisions hereof and thereof, for a period commencing on the date hereof and terminating upon the expiration of two (2) years after the termination of such Stockholder's employment with Invatec, he will not use nor permit any third party to use the Proprietary Rights in competition with Invatec or any of its subsidiaries within a fifty-mile radius of any location owned or leased by Invatec or any subsidiary of Invatec (as of the date in question for so long as such Stockholder is an employee of Invatec, and as of the date of termination thereafter). Finally, Stockholders covenant and agree that neither the Surviving Company nor any of its affiliates shall bear any costs or expenses relating to the research or development of the Proprietary Rights.

      (E) INDEMNIFICATION FOR CERTAIN CLAIMS. Stockholders hereby agree, jointly and severally, without regard to the Threshold Amount, to indemnify, defend and hold harmless the Company, the Surviving Company, the Company Subsidiaries, and each Invatec Indemnified Party against, all Third Party Claims that arise from, are based on or relate or otherwise are attributable to (i) any debt, liability or obligation to Jerry W. Collins existing as of the date hereof, or (ii) any claim of Jerry W. Collins or Donald Higgins to any stock or other equity ownership interest in, or any right of first refusal, option or similar right to acquire any stock or other equity ownership interest in, the Company, the Company Subsidiaries or the Surviving Company, or any of their respective assets or divisions.

      (F) FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby. Each Stockholder, at any time at or after the Closing, will execute, acknowledge and deliver any further stock powers, deeds, bills of sale, assignments and other assurances, documents and instruments of transfer reasonably requested by Invatec, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Invatec, for the purpose of effecting the Acquisition.

      PARAGRAPH 4. INCORPORATION OF UNIFORM PROVISIONS. The Uniform Provisions hereby are incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein, subject to the following revisions:

            (i) Section 1.05 is hereby amended by deleting therefrom the phrase "or to acquire Invatec Common Stock pursuant to the Convertible Notes, if any, or any written option granted by Invatec to the Stockholder";

            (ii) Section 2.14(b)(i) and (b)(ii) are hereby deleted in their entirety, and substituted therefor is the following:

                  (b) DISCLOSURE. As of the date hereof, all Information that has been furnished to Invatec by or on behalf of the Company prior to the date of this Agreement in connection with the transactions contemplated hereby is, taken together, true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any fact which is material to the Company, and which is necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which those statements were made.

            (iii) Section 2.19(c) is hereby amended by inserting prior to "(i)" the phrase "or as otherwise disclosed in writing to Invatec";

            (iv) The second sentence of Section 2.20 is amended by inserting prior to "(i)" the phrase "or as otherwise disclosed in writing to Invatec";

            (v) Section 2.21 is hereby deleted in its entirety, and substituted therefore is the following:

                  Section 2.21. PROPRIETARY RIGHTS. Except as set forth in
            SECTION 2.21 OF THE DISCLOSURE STATEMENT or otherwise disclosed to Invatec in writing, each of the Company and the Company Subsidiaries owns, free and clear of all Liens other than Permitted Liens, or has the legal right to use all Proprietary Rights that are necessary to the conduct of its business as now conducted, in each case free of any claims or infringements known to the Company or any Stockholder.
            SECTION 2.21 OF THE DISCLOSURE STATEMENT (a) lists these Proprietary Rights and (b) indicates those owned by the Company or any Company Subsidiary and, for those not listed as so owned, the agreement or other arrangement pursuant to which they are possessed. Except as set forth in SECTION 2.21 OF THE DISCLOSURE STATEMENT or otherwise disclosed to Invatec in writing (a) no consent of any Person will be required for the use of any of these Proprietary Rights by Invatec or any Subsidiary of Invatec following the Effective Time and (b) no governmental registration of any of these Proprietary Rights has lapsed or expired or been canceled, abandoned, opposed or the subject of any reexamination request.

            (vi) The third sentence of Section 2.23(a) is hereby amended by inserting after the phrase "Except as set forth in Section 2.23 of the Disclosure Statement" the phrase "or otherwise disclosed to Invatec in writing";

            (vii) The first sentence of Section 2.26 is hereby amended by inserting prior to "(A)" the phrase ",unless otherwise disclosed to Invatec in writing";

            (viii)The first sentence of Section 2.31 is hereby amended by inserting after the phrase "except as set forth in Section 2.31 of the Disclosure Statement" the phrase "or otherwise disclosed to Invatec in writing";

            (ix) Article III is hereby amended by inserting the following:

                  Section 3.06. SEC FILINGS. (a) Invatec has filed with the
            Securities and Exchange Commission ("SEC") all material forms, statements, reports and documents (the "INVATEC SEC FILINGS") required to be filed by it under the 1934 Act and the rules and regulations thereunder.

                  (b) As of its filing date, each Invatec SEC Filing complied as to form in all material respects with the applicable requirements of the 1934 Act.

                  (c) As of its filing date, each Invatec SEC Filing filed
            pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (d) Invatec has previously delivered to the Stockholders
            copies of Invatec's prospectus, dated June 10, 1998, as supplemented (the "PROSPECTUS"). As of its date, the Prospectus did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (e) Invatec's Financial Statements included in the Prospectus present fairly, in all material respects, the financial position of Invatec as of the date thereof and the results of operations and cash flows of Invatec and stockholders' or other owners' equity for the periods set forth therein and have been prepared in accordance with GAAP.

            (x) Article IV, Article V and Article XI are hereby deleted in their entirety;

            (xi) Section 6.03(a)(ii) is hereby amended by deleting therefrom the word "indefinitely," and substituting therefore the words "for eight years";

            (xii) Section 10.07 is hereby amended by (A) deleting therefrom all references to "Southern District of Texas, Houston Division" and substituting therefor the phrase "District of Oklahoma" and (B) deleting therefrom all remaining references to "Texas" and "Texas, County of Harris" and substituting therefor the phrase "Oklahoma";

            (xiii)The first sentence of Section 10.07 is hereby amended by inserting at the end thereof the phrase "; provided that it is understood that no claims arising out of this Agreement are released";

            PARAGRAPH 5. POST-CLOSING ADJUSTMENT TO PURCHASE PRICE. Within ninety (90) days after the Closing Date, Invatec shall deliver to the Stockholders an unaudited combined balance sheet of the Company and the Company Subsidiaries, prepared as of the Closing Date (the "Post-Closing Financial Statements"). These Post-Closing Financial Statements shall become final and binding on the Parties on the 15th day following receipt thereof by the Stockholders unless a Stockholder furnishes written notice of his disagreement ("Notice of Disagreement") to Invatec prior to such date. Any Notice of Disagreement shall specify in detail the nature of any disagreement so asserted. If a Notice of Disagreement is sent by a Stockholder to Invatec in accordance with this PARAGRAPH 5, then the Post-Closing Financial Statements shall become final and binding upon the Parties on the earlier to occur of: (i) the date the Parties resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement, or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 10-day period following the delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 10-day period (or such longer period of time as the Parties may agree upon in writing), the Parties have not reached agreement on such matters, the matters which remain in dispute, together with copies of this Agreement, the Post-Closing Financial Statements, and the Notice of Disagreement, shall be submitted, within five (5) days following the expiration of such 10-day period (or any agreed upon extension thereof), to the Accounting Firm for review and resolution. In connection with such submission, Invatec and each Stockholder shall promptly execute any waivers, releases, indemnification agreements or fee agreements requested by the Accounting Firm. All proceedings conducted by the Accounting Firm shall be conducted at the offices of the Accounting Firm in Houston, Texas. The Accounting Firm shall render a decision resolving the matters in dispute as soon as practicable following the date of the submission to the Accounting Firm. The cost of any proceeding (including the fees of the Accounting Firm but excluding the fees and disbursements of each Party's independent auditors and counsel) pursuant to this PARAGRAPH 5 shall be borne one-half by Invatec and one-half, jointly and severally, by the Stockholders. The fees and disbursements of Stockholders' independent auditors and counsel incurred in connection with this PARAGRAPH 5 shall be borne, jointly and severally, by Stockholders, and the fees and disbursements of Invatec's independent auditors and counsel incurred in connection with this PARAGRAPH 5 shall be borne by Invatec. The final determination as described in any of the procedures set forth hereinabove shall constitute the "Final Post-Closing Financial Statements."

      (A) WORKING CAPITAL ADJUSTMENT. Stockholders hereby agree, jointly and severally, to deliver to Invatec within ten (10) business days of delivery of the Final Post-Closing Financial Statements to Invatec and to Stockholders, at the option of Stockholders either (a) an aggregate number of shares of Invatec Common Stock equal to (i) the amount, if any, by which Eighty-One Thousand Seven Hundred Forty-Four and No/100 Dollars ($81,744.00) exceeds the Working Capital, as set forth in the Final Post-Closing Financial Statements, divided by (ii) the Agreed Closing Value of Invatec Stock, or (b) cash in an amount equal to the amount, if any, by which Eighty-One Thousand Seven Hundred Forty-Four and No/100 Dollars (81,744.00) exceeds the Working Capital, as set forth in the Final Post-Closing Financial Statements. Conversely, Invatec hereby agrees to deliver to each Stockholder, within ten (10) business days of delivery of the Final Post-Closing Financial Statements to Invatec and to Stockholders, at the option of Invatec, such Stockholder's Pro Rata Share of either (a) a number of shares of Invatec Common Stock equal to (i) the amount, if any, by which the Working Capital, as set forth in the Final Post-Closing Financial Statements, exceeds Eighty-One Thousand Seven Hundred Forty-Four and No/100 Dollars ($81,744.00), divided by (ii) the Agreed Closing Value of Invatec Stock, or (b) cash in an amount equal to the amount, if any, by which the Working Capital, as set forth in the Final Post-Closing Financial Statements, exceeds Eighty-One Thousand Seven Hundred Forty-Four and No/100 Dollars ($81,744.00).

      (B) INDEBTEDNESS ADJUSTMENT. The Final Post-Closing Financial Statements shall also set forth the amount of the Company's Indebtedness as of the Effective Time. Stockholders hereby agree, jointly and severally, to deliver to Invatec within ten (10) business days of delivery of the Final Post-Closing Financial Statements to Invatec and to Stockholders, an aggregate amount equal to the amount, if any, by which the Company's Indebtedness as of the Effective Time, as set forth in the Final Post-Closing Financial Statements, exceeds the Indebtedness as of the Effective Time estimated at Closing under PARAGRAPH 2(A)(IV), payable at the option of Stockholders either in cash or shares of Invatec Common Stock (valued at the Agreed Closing Value of Invatec Stock), or a combination thereof. Conversely, Invatec hereby agrees to deliver to each Stockholder, within ten (10) business days of delivery of the Final Post-Closing Financial Statements to Invatec and to Stockholders, an aggregate amount equal to the amount, if any, by which the Indebtedness as of the Effective Time estimated at Closing under PARAGRAPH 2(A)(IV) exceeds the Company's Indebtedness as of the Effective Time, as set forth in the Final Post-Closing Financial Statements, payable at the option of Invatec either in cash or shares of Invatec Common Stock (valued at the Agreed Closing Value of Invatec Stock), or a combination thereof.

      Determinations under this PARAGRAPH 5 shall be consistent with the methodology reflected in SCHEDULES I, II AND III.

            PARAGRAPH 6. POST-CLOSING ADJUSTMENT OF VALUE OF INVATEC COMMON
STOCK.

      (A) SALES OF INVATEC COMMON STOCK WITHIN SIX MONTHS. Invatec shall not have any obligation to any Stockholder with respect to the price at which any Invatec Stock which is received as part of the Acquisition Consideration is sold, if the sale occurs prior to the expiration of six (6) months from the date hereof.

      (B) SALES OF INVATEC COMMON STOCK SOLD AFTER SIX BUT BEFORE TWELVE MONTHS. For each share of Invatec Common Stock received as part of the Acquisition Consideration which is not subject to the restrictions set forth in PARAGRAPH 8 which is sold more than six (6) but less than twelve (12) months after the date hereof, Invatec will pay the selling Stockholder the amount by which the sum of the Current Market Price as of the Closing Date plus One Dollar ($1.00) exceeds the greater of (a) the Current Market Price as of the date on which such share is sold or (b) the Current Market Price as of the Closing Date. The Parties acknowledge and agree that the foregoing calculation cannot result in a payment to Stockholders greater than One Dollar ($1.00) per share of Invatec Common Stock.

      (C) SHARES OF INVATEC COMMON STOCK NOT SOLD WITHIN TWELVE MONTHS. If the Current Market Price as of the Subsequent Measurement Date is less than the Agreed Closing Value of Invatec Stock, then Invatec will pay each Stockholder for each share of Invatec Common Stock issued to such Stockholder as part of the Acquisition Consideration (after giving effect to any adjustment pursuant to PARAGRAPH 5) which is still owned by the Stockholder as of the Subsequent Measurement Date, the amount by which the Agreed Closing Value of Invatec Stock exceeds the greater of (a) the Current Market Price as of the Subsequent Measurement Date or (b) the Current Market Price as of the Closing Date. The Parties acknowledge and agree that the foregoing calculation cannot result in a payment to Stockholders greater than Two Dollars ($2.00) per share of Invatec Common Stock. The payment, if any, to be made by Invatec pursuant to this PARAGRAPH 6, may be made by Invatec, at Invatec's option, either in cash, or by issuing to each Stockholder Invatec Common Stock at a per share price equal to the Current Market Price as of the Subsequent Measurement Date.

      PARAGRAPH 7. OFFSET. To the extent permitted by applicable law, and subject to the limits on Damage Claims and on indemnification claims in SECTION
6.04 and SECTION 7.06 of the Uniform Provisions, all amounts due and owing to a Stockholder under this Agreement shall be subject to offset by Invatec to the extent of any damages incurred as a result of any Stockholder's breach of this Agreement, commencing on the tenth (10th) day after Invatec sends written notice to the Stockholders of the alleged breach, unless Stockholders cure same within such 10-day period. Each Stockholder hereby acknowledges and agrees that but for the right of offset contained in this PARAGRAPH 7, Invatec would not have entered into this Agreement or any of the transactions contemplated herein.

      PARAGRAPH 8.  SECURITIES LAWS.

      (A) EACH STOCKHOLDER'S REPRESENTATIONS AND WARRANTIES CONCERNING SECURITIES. As of the date hereof, each Stockholder hereby makes the following representations and warranties to and for the benefit of Invatec: (i) that such Stockholder has been provided with copies of Invatec's Prospectus dated June 10, 1998, as supplemented (the " Prospectus"), and has been provided as much time and opportunity as he deemed appropriate to review and study such materials, and to consult with Invatec regarding the merits and risks of the transactions contemplated by this Agreement; (ii) that such Stockholder has had adequate opportunity to ask questions of and receive answers from the officers of Invatec pertaining to the purchase of the Invatec Common Stock pursuant to this Agreement, and (iii) all such questions have been answered to the satisfaction of such Stockholder.

      (B) TRANSFER RESTRICTIONS. Each Stockholder hereby agrees that except for transfers to immediate family members who agree to be bound by the restrictions set forth in this PARAGRAPH 8(B) (or trusts for the benefit of a Stockholder or family members, or trusts in which a Stockholder is both the grantor and the beneficiary, the trustees of which so agree), for a period of twelve (12) months from the Closing Date, such Stockholder will not sell, assign, exchange, transfer, appoint, or otherwise dispose of one-half (1/2) of the shares of Invatec Common Stock received by such Stockholder pursuant to this Agreement. The certificates evidencing the Invatec Common Stock delivered to each Stockholder pursuant to this Agreement which are subject to this restriction will bear a legend substantially in the form set forth below and containing such other information as Invatec may deem necessary or appropriate:

      THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF WITHOUT THE WRITTEN CONSENT OF INVATEC, AND INVATEC SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO THE EXPIRATION OF TWELVE (12) MONTHS FROM THE DATE OF THIS CERTIFICATE. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, INVATEC AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

      PARAGRAPH 9.MULTIPLE COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument. For purposes of the Agreement and all documents, instruments and agreements executed in connection herewith, facsimile signatures shall be deemed to be original signatures. In addition, if any Party executes facsimile copies of this Agreement or any documents , instruments of agreements executed in connection herewith, such copies shall be deemed originals.

            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    INVATEC:

                                    INNOVATIVE VALVE TECHNOLOGIES, INC.

                                    By: _______________________________________
                                        CHARLES F. SCHUGART,
                                        Senior Vice President

                                    INVATEC SUB:

                                    PLANT ACQUISITION, INC.

                                    By: _______________________________________

                                    CHARLES F. SCHUGART,
                                    Senior Vice President

                                    STOCKHOLDERS:


                                    __________________________________________
                                    WILLIAM D. DENSON

                                    __________________________________________
                                    DARRELL G. SALLEE

                                    __________________________________________
                                    JOHN P. JORDEN, JR.


                                    THE COMPANY:

                                    PLANT MAINTENANCE, INC.

                                    By:_______________________________________
                                       WILLIAM D. DENSON, PRESIDENT

            The undersigned, the spouses of each of Mr. Denson, Mr. Sallee, and Mr. Jorden, Jr., are fully aware of, understand, and fully consent and agree to the provisions of this Merger Agreement, and its binding effect upon any community or other property interests that they may own in the Company Capital Stock (or alternatively, in order to confirm that they have no right, title or interest, legal or beneficial, in the shares of Company Capital Stock standing in the names of Mr. Denson, Mr. Sallee, and Mr. Jorden) and their awareness, understanding, consent and agreement are evidenced by their execution hereof.



                                    __________________________________________
                                    NAME:_________________________,
                                    SPOUSE OF WILLIAM D. DENSON


                                    __________________________________________
                                    NAME:_________________________,
                                    SPOUSE OF DARRELL G. SALEE


                                    __________________________________________
                                    NAME:_________________________,
                                    SPOUSE OF JOHN P. JORDEN, JR.



Schedule I - Indebtedness
Schedule II - Working Capital
Schedule III - Factored Receivables
Schedule 3.04 - Capital Stock of Invatec
Schedule 3.05 - Subsidiaries of Invatec


Exhibit A - Certain Company Financial Statements